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                                                                EXHIBIT h (7)

                Administrative and Shareholder Services Agreement

This Agreement is made as of the 18th day of October 2002, by and between ING Funds Services, LLC (the "Administrator") and Connecticut General Life Insurance Company ("Company"), collectively, the "Parties."

WHEREAS, the Administrator serves as the Administrator for ING Variable Portfolios, Inc. ("ING VPI") which currently consists of 16 separate series (the "Portfolios"); and

WHEREAS, the Company has entered into a Participation Agreement, dated August 15, 2002, with ING VPI (a "Participation Agreement") pursuant to which ING VPI will make shares of certain Portfolios available to the Company at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable life insurance policies and/or variable annuity Contracts (each, a "Contract," and collectively, the "Contracts") to be issued by the Company; and

WHEREAS, the Participation Agreement provides that ING VPI will bear the costs of preparing and filing with the Securities and Exchange Commission ING VPI's prospectus, registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing the proxy materials, and preparing all statements and notices required by any federal or state law, in each case as may reasonably be necessary for the performance of its obligations under the Participation Agreement (collectively, "ING VPI Materials"), and providing the Company with copies of ING VPI Materials; and

WHEREAS, the Participation Agreement provides that ING VPI shall pay for the cost of typesetting, printing and distributing periodic fund reports to shareholders, prospectuses and supplements thereto, statements of additional information, proxy statements and other materials that are required by law to be sent to existing owners of Contracts ("Contract Owners"), as well as the cost of distributing such materials; and

WHEREAS, the Participation Agreement makes no provision for which party shall incur various administrative expenses in connection with the servicing of Contract Owners who have allocated Contract value to a Portfolio, including, but not limited to, responding to various Contract owner inquiries regarding a Portfolio; and

WHEREAS, the Parties wish to allocate expenses in a manner that is fair and equitable, consistent with the best Interests of Contract Owners, and that does not entail the expense and inconvenience of separately identifying and accounting for each item of ING VPI expenses;

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

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I.       Services Provided:

         The Company agrees to provide services including, but not limited to:

         a) delivering and responding to inquiries respecting ING VPI prospectuses, Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by ING VPI);

         b) facilitating the tabulation of Contract Owners' votes in the event of a meeting of ING VPI shareholders;

         c) providing and administering Contract features for the benefit of Contract Owners participating in ING VPI, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

         d) responding to inquiries from Contract Owners using one or more of the Portfolios as an investment vehicle regarding the services performed by the Company as they relate to ING VPI or its Portfolios;

         e)       teleservicing support in connection with the Portfolios;

         f) maintenance of Company records reflecting shares purchased and redeemed and share balances held by separate accounts of the Company and the conveyance of that information to ING VPI, its transfer agent, or the Administrator as may be reasonably requested;

         g) facilitating the printing and mailing of reports to Contract Owners and mailing other communications from ING VPI as may be required pursuant to the Participation Agreement;

         h) responding to inquiries from Contract Owners concerning ING VPI and its operations; and

         i) providing such similar services as the Administrator or ING VPI may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

II.      Expense Allocations:

         Subject to Section III, the Company or its affiliates shall bear the costs of:

         a) printing and distributing all ING VPI Materials to be distributed to prospective Contract Owners as discussed in the Participation Agreement as being distributed at the Company's expense;

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         b)       printing and distributing all sales literature or promotional material developed by the Company or its affiliates and relating to the Contracts; and

         c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed above.

III.     Payment of Expenses:

         a) The Administrator shall pay to the Company a quarterly fee ("Service Fee") equal to a percentage of the average daily cumulative net assets due to investment in a class of the Portfolio attributable to Contracts issued by the Company at the annual rates shown in the attached Schedule A. Such Service Fee shall be calculated and paid quarterly.

         b) For purposes of calculating the amount of the Service Fee as described in Section III(a) above, the "average daily cumulative net assets" of a class of a Portfolio for any calendar quarter shall be equal to the quotient produced by dividing (i) the sum of the net assets of such class of a Portfolio, for each calendar month in such calendar quarter as determined in accordance with the procedures established from time to time by or under the direction of ING VPI's Board of Directors for each business day of such months, by (ii) the number of such business days;

         c) The Administrator will calculate the Service Fee contemplated by this Section and will make such payment, as appropriate, to the Company within thirty (30) days after the last business day of each calendar quarter thereafter. Each payment will be accompanied by a statement showing the calculation of the Service Fee payable by the Administrator, if any, and such other supporting data as may be reasonably requested by the Company.

         d) The Company agrees to make appropriate disclosure in its prospectus and registration statement as to the payments for services provided pursuant to this Agreement as required by the federal securities laws or other applicable law.

         e) From time to time, the Parties hereto shall review the Service Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of the Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Service Fee proposed by one of the Parties in good faith.

         f) The Parties agree that the Administrator's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or costs of distribution.

         g) This Agreement shall not modify any of the provisions of the Participation Agreement, but shall supplement those provisions.

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IV.      Term of Agreement:

         This Agreement shall continue in effect for so long as the Company or its successor(s) in interest, or any affiliate thereof, continues to hold shares of ING VPI or its Portfolios, and continues to perform in a similar capacity for the Company and ING VPI.

V.       Indemnification:

         a) The Company agrees to indemnify and hold harmless the Administrator and its officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Administrator in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

         b) The Administrator agrees to indemnify and hold harmless the Company and its officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Administrator under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

VI.      Amendment

         This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

VII.     Standard of Care

         The Parties shall exercise reasonable care in the performance of their duties under this Agreement.

VIII.    Confidentiality

         The terms of this arrangement will be held confidential by each Party except to the extent that either Party or ING VPI may deem it necessary to disclose this arrangement.

IX.      Notices:

         Notices and communications required or permitted hereby will be given to the following persons at the following addresses, or such other persons as the Party receiving such notices or communications may subsequently direct in writing:

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         If to ING VPI:
         ING Variable Portfolios, Inc.
         7337 East Doubletree Ranch Road
         Scottsdale, AZ 85258-2034
         Attn: Kimberley A. Anderson

         If to the Administrator:
         ING Funds Services, LLC.
         7337 East Doubletree Ranch Road
         Scottsdale, AZ 85258-2034
         Attn: Kimberley A. Anderson

         If to the Company:
         Connecticut General Life Insurance Company
         280 Trumbull Street H14A
         Hartford, CT 06103
         Attn: Michael Dunn

X.       Applicable Law:

         Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

XI.      Execution in Counterparts:

         This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

XII.     Severability:

         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

XIII.    Cumulative Rights:

         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

XIV.     Headings

         The headings used in this Agreement are for purposes of reference only and shall not limit or define, the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

ING FUNDS SERVICES, LLC               CONNECTICUT GENERAL LIFE INSURANCE
                                      COMPANY

By: /s/ Michael J. Roland             BY: /s/ Michael S. Dunn
    ------------------------              ------------------------------
Name: Michael J. Roland               Name: Michael S. Dunn
                                            Assistant Vice President

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                                   SCHEDULE A

Administrator shall pay the following Service Fee pursuant to Article III for Class R Shares of the ING VP Index Plus SmallCap Portfolio:

Up to $ 10 million in assets            10bp annually

More than $ 10 million in assets        15bp annually

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